Exhibit 99.1

For immediate release:

Alico, Inc. Announces Fourth Quarter and Annual Results Highlighted by $48.1 million of Adjusted EBITDA and $2.25 Adjusted Free Cash Flow per Diluted Common Share for Fiscal Year 2015

Performance Highlights

-	The Company posted Adjusted EBITDA of $5.5 million in the fourth quarter and $48.1 million for fiscal year 2015.

-	Adjusted Earnings per Diluted Common Share of ($0.25) per share in the fourth quarter and $1.84 per share for fiscal year 2015.

-	Adjusted Free Cash Flow of $6.6 million in the fourth quarter and $18.1 million for fiscal year 2015, which is $0.79 and $2.25 per Diluted Common Share, respectively.

-	The fiscal year 2015 pro forma citrus production increased 5% to 10.5 million boxes vs. an industry decline of 8%.

-	The Company ended the year with net debt of $198.5 million.

Fort Myers, FL, December 10, 2015 — Alico, Inc. (“Alico” or the “Company”) (NASDAQ:ALCO), a holding company with assets and related operations in agriculture and natural resources, today announced financial results for the fourth quarter and fiscal year 2015.

(in thousands, except per share amounts)
	Three Months Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014

Non-GAAP Measures
Adjusted EBITDA	$5,482	$2,524	$48,145	$23,920
Adjusted earnings per diluted common share	$(0.25)	$(0.21)	$1.84	$0.85
Adjusted free cash flow	$6,557	$11,606	$18,126	$17,387
Adjusted free cash flow per diluted common share	$0.79	$1.58	$2.25	$2.36

GAAP Measures
Revenues	$13,010	$14,477	$153,119	$103,983
Net income (loss) attributable to common stockholders	$(2,528)	$4,010	$15,764	$9,033
Earnings per diluted common share	$(0.30)	$0.54	$1.96	$1.23
Cash provided by operations	$7,971	$13,221	$33,866	$27,991

Clay G. Wilson, Alico’s Chief Executive Officer, said “The Company is pleased with the completion of a very successful year which included the acquisition and integration of Orange-Co and Silver Nip Citrus. When we announced our landmark acquisitions last year, we believed that they would establish us as the largest citrus producer in the US, and through a significant increase in EBITDA and free cash flow, Alico would be well-positioned for long-term growth. As a result of these acquisitions, Alico now holds over 46,000 gross acres of Florida citrus land. Our groves are highly productive with fiscal year 2015 production of approximately 10.5 million boxes, an increase of 5% over the 10.0 million boxes sold in the prior season, on a pro forma basis, when the industry declined by 8% over the same period. We believe that our production continues to outpace the state, and we attribute this to the quality of our groves and superior horticultural practices. We remain vigilant about the risks of citrus greening that have reduced Florida citrus production by almost 50% over the past decade, and we are continuing to invest in our groves. We are encouraged by the profitability of our fiscal 2016 sales of Early and Specialty varieties into the fresh fruit market and continue to explore ways to optimize our cost structure in this increasingly competitive citrus industry. Our fourth quarter results primarily reflect the completion of Silver Nip Citrus’ Valencia citrus season and our Ranch and Conservation Division’s sale of calves. We retained approximately 1,000 heifer calves that would have been typically sold in the fourth quarter in order to expand our breeding herd in a cost effective manner.”

Fiscal Year 2015 Fourth Quarter Results

Our agriculture operations are seasonal in nature with the second and third quarters historically producing a majority of our annual revenue and the first and fourth quarters producing less revenue.

For the fourth quarter of fiscal year 2015, revenues were $13.0 million as compared to $14.5 million for the fourth quarter of fiscal year 2014, a decrease of $1.5 million.

The impact of the recent Alico acquisition strategy is apparent in the Company’s fourth quarter Citrus Division results. During this quarter, declining market prices were offset by significantly higher production. Citrus Division revenue was $10.6 million for the fourth quarter of fiscal year 2015 compared to $7.0 million in the same period of fiscal 2014. This increase of $3.6 million was due primarily to the acquisition of the TRB Grove in fiscal year 2015. The Company sold approximately 628,000 boxes of oranges in the fourth quarter of fiscal year 2015 compared to approximately 413,000 boxes in the same period of fiscal year 2014. Total pound solids were 4.0 million in the fourth quarter of fiscal year 2015 compared to pound solids production of approximately 2.7 million in the fourth quarter of fiscal year 2014. The market price per pound solid for the Valencia variety in the fourth quarter of fiscal year 2015 was approximately $2.49 compared to $2.58 in the same period of fiscal year 2014, a decrease of ($0.09) per pound solid or (3.4%).

The increase in Citrus Division revenue was offset by a decrease in Ranch and Conservation revenues of ($2.4) million and ($2.6) million in Improved Farmland. Two factors impacted the decrease in Ranch and Conservation revenues. In the past, we generally sold substantially all of our calves in the fourth quarter of our fiscal year. However, in the fourth quarter of fiscal year 2015, approximately 1,000 calves were held over for sale into fiscal year 2016. Additionally, approximately 1,000 heifer calves that would have typically been sold were instead retained to expand our breeding herd. Improved Farmland revenues decreased due to the sale of our sugarcane operations.

Total operating expenses for the fourth quarter of fiscal year 2015 were $10.0 million as compared to $10.6 million for the fourth quarter of fiscal year 2014, a decrease of $0.6 million.

Operating expenses increased by approximately $2.0 million in the Citrus Division primarily due to the acquisition of Orange-Co and harvesting approximately 200,000 more boxes in the fourth quarter of fiscal year 2015 compared to the fourth quarter of fiscal year 2014. Improved Farmland operating expenses decreased by ($2.0) million due to the sale of our sugarcane operations, and Ranch and Conservation operating expenses decreased by ($1.1) million.

Net loss attributable to common stockholders for the fourth quarter of fiscal year 2015 was ($2.5) million, or ($0.30) per common diluted share, compared to net income of $4.0 million, or $0.54 per common diluted share in the fourth quarter of fiscal year 2014. Reported results include $0.5 million of non-recurring expenses, net of taxes, for the quarter ended September 30, 2015.

Adjusted EBITDA (defined as net income excluding interest expense, income tax provision, depreciation and amortization and adjusted for non-recurring income and expense items) for the fourth quarter of fiscal year 2015 was $5.5 million as compared to $2.5 million for the fourth quarter of fiscal year 2014.

Adjusted Loss per Diluted Common Share (defined as net income excluding non-recurring income and expense items, net of related income taxes) was ($0.25) for the fourth quarter of fiscal year 2015 as compared to ($0.21) for the fourth quarter of fiscal year 2014.

Silver Nip Citrus

Silver Nip Citrus’ fiscal year end is June 30. As a result, the Company’s results of operations for the three months and year ended September 30, 2015 include the Silver Nip Citrus results of operations for the three months and year ended June 30, 2015, and the Company’s financial condition as of September 30, 2015 includes the financial condition of Silver Nip Citrus as of June 30, 2015. The Company’s results of operations for the three months and year ended September 30, 2014 include Silver Nip Citrus’ results of operations from November 19, 2013 (the initial date of common control) through June 30, 2014.

Fiscal Year 2015 Annual Results

For the year ended September 30, 2015, total revenue was $153.1 million compared to $104.0 million for fiscal year 2014, an increase of $49.1 million.

Citrus Division revenue was $139.7 million in fiscal year 2015 compared to $62.4 million in fiscal year 2014, an increase of $77.3 million. The increase in revenue was due primarily to the Orange-Co and other citrus grove acquisitions during a year when market prices were significantly pressured.

The Company sold approximately 10.5 million boxes of oranges in fiscal year 2015 compared to approximately 4.4 million boxes in fiscal year 2014. Production increases were primarily due to the Orange-Co acquisition, and pro forma production was also up 5% year over year. The Citrus Division produced 62.2 million pound solids in fiscal year 2015 compared to 26.6 million pound solids in fiscal year 2014. The increase in production was offset by decreased market prices which averaged $2.07 per pound solid for all varieties in fiscal year 2015 compared to $2.24 per pound solid in fiscal year 2014, a decrease of ($0.17) per pound solid or (7.6%). Agricultural Supply Chain Management revenue decreased by ($5.9) million as we continue to reduce external boxes handled to focus on Company-owned fruit.

Improved Farmland, Ranch and Conservation Division revenues decreased by ($19.5) million and ($2.8) million, respectively, during the fiscal year. The decrease in Improved Farmland revenue was due to the sale of our sugarcane operations. Two factors impacted the decrease in Ranch and Conservation revenue. In the past, we sold substantially all of our calves in the fourth quarter of the fiscal year. However, in the fourth quarter of fiscal year 2015, approximately 1,000 calves were held over for sale into fiscal year 2016. Additionally, approximately 1,000 heifer calves that would have typically been sold were instead retained to expand our breeding herd.

Total operating expenses for fiscal year 2015 were $117.2 million as compared to $82.7 million for fiscal year 2014, an increase of $34.4 million. Operating expenses increased by approximately $61.5 million in the Citrus Division primarily due to the acquisition of Orange-Co, of which $8.1 million was non-cash expense as a result of purchase accounting related adjustments from acquisitions. The valuation of fruit inventory acquired was marked to fair value to account for the stage of fruit development at the time of acquisition. The impact of the purchase accounting adjustments on operating expenses is non-recurring beyond fiscal year 2015. Citrus Division operating expenses, excluding the purchase accounting adjustments, were $96.0 million or $9.16 per box in fiscal year 2015 compared to $42.6 million or $9.77 per box in fiscal 2014.

Net income attributable to common stockholders for the year ended September 30, 2015 was $15.8 million, or $1.96 per diluted share, compared to $9.0 million, or $1.23 per diluted share, for fiscal year 2014. Reported results include $0.9 million of non-recurring income, net of taxes, for the year ended September 30, 2015. Adjusted EBITDA for the year ended September 30, 2015 was $48.1 million as compared to $23.9 million in fiscal year 2014. Adjusted Earnings per Diluted Common Share was $1.84 compared to $0.85 for fiscal year 2014.

Balance Sheet and Liquidity

The Company ended the year with debt, net of cash and cash equivalents, of $198.5 million.

The Company repurchased 71,554 shares of common stock at an average cost of $41.61 per share in the fourth quarter of fiscal year 2015.

About Alico

Alico is a holding company with assets and related operations in agriculture and natural resources. In addition to its citrus operations, Alico is currently invested in cattle ranching, water management, mining and other natural resources. Our mission is to create value for shareholders by managing existing assets to their optimal current income and total returns, opportunistically acquiring new assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth opportunities; onetime events; acquisitions and divestitures, including our ability to achieve the anticipated results of the Orange-Co acquisition and Silver Nip merger; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

John E. Kiernan

Senior Vice President and Chief Financial Officer

(239) 226-2000

JKiernan@alicoinc.com

Non-GAAP Financial Measures

Net income, which management considers being the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, is reconciled to Adjusted EBITDA and Adjusted Earnings per Common Share, as follows:

Adjusted EBITDA
(in thousands)	Three Months Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Net income attributable to common stockholders	$(2,528)	$4,010	$15,764	$9,033
Interest expense, net	2,658	603	8,373	1,925
Income taxes	(35)	6,653	10,905	9,889
Depreciation and amortization	4,718	1,703	14,637	8,946
EBITDA	4,813	12,969	49,679	29,793
Asset impairment	-	-	541	-
Transaction costs	832	373	5,592	2,639
Acquired citrus inventory fair value adjustments	826	-	8,051	-
Loss on extinguishment of debt	87	-	1,051	-
Gain on bargain purchase	(1,145)	-	(1,145)	-
Write-off of certain inventory and plant cane costs	-	-	-	2,309
Gain on settlement of contingent consideration	-	(6,000)	-	(6,000)
Payments on consulting agreements	189	-	893	-
Gains on sale of real estate	(120)	(4,818)	(16,517)	(4,821)

Adjusted EBITDA	$5,482	$2,524	$48,145	$23,920

Adjusted Earnings per Common Share
(in thousands)	Three Months Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Net income attributable to common stockholders	$(2,528)	$4,010	$15,764	$9,033
Loss on extinguishment of debt	87	-	1,051	-
Asset impairment	-	-	541	-
Transaction costs	832	373	5,592	2,639
Gain on bargain purchase	(1,145)	-	(1,145)	-
Write-off of certain inventory and plant cane costs	-	-	-	2,309
Acquired citrus inventory fair value adjustments	826	-	8,051	-
Gain on settlement of contingent consideration	-	(6,000)	-	(6,000)
Payments on consulting agreements	189	-	893	-
Losses (gains) on sale of real estate	(120)	(4,818)	(16,517)	(4,821)
Tax impact	(196)	4,858	628	3,066

Adjusted net income	$(2,056)	$(1,577)	$14,857	$6,226

Diluted common shares	8,328	7,361	8,061	7,354

Adjusted Earnings Per Common Share	$(0.25)	$(0.21)	$1.84	$0.85

	Three Months Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Adjusted Free Cash Cash Flow
(in thousands)

Cash provided by operating activities	$7,971	$13,221	$33,866	$27,991
Adjustments for non-recurring items:
Transaction costs	832	373	5,592	2,639
Payments on consulting agreements	189	-	893	-
Transaction-related tax savings	(161)	-	(10,277)	-
Capital expenditures	(2,274)	(1,988)	(11,948)	(13,243)

				-
Adjusted Free Cash Flow	$6,557	$11,606	$18,126	$17,387

Diluted common shares	8,328	7,361	8,061	7,354

Adjusted Free Cash Flow Per Common Share	$0.79	$1.58	$2.25	$2.36

Alico utilizes Adjusted EBITDA among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that Adjusted EBITDA, Adjusted Earnings per Diluted Common Share, Adjusted Free Cash Flow and Adjusted Free Cash Flow per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Adjusted Free Cash Flow is defined as cash provided by operations less capital expenditures adjusted for non-recurring transactions. The Company uses Adjusted Free Cash Flow and Adjusted Free Cash Flow per Diluted Common Share to evaluate its business and this measure is considered an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common stockholders.

ALICO, INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)

	September 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$7,360	$31,020
Accounts receivable, net	4,252	8,441
Inventories	55,142	25,469
Income tax receivable	2,088	—
Assets held for sale	—	59,513
Prepaid expenses and other current assets	1,838	1,269
Total current assets	70,680	125,712

Property and equipment, net	381,667	126,833
Goodwill	2,246	—
Deferred financing costs, net of accumulated amortization	2,985	1,143
Other non current assets	3,002	3,892
Total assets	$460,580	$257,580

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,022	$2,053
Accrued liabilities	13,682	4,227
Long-term debt, current portion	4,511	3,196
Income taxes payable	—	4,572
Deferred tax liability, current portion	151	3,135
Obligations under capital leases, current portion	277	259
Other current liabilities	990	3,228
Total current liabilities	23,633	20,670

Long-term debt	201,370	58,444
Lines of credit	—	3,160
Deferred tax liability	24,134	8,760
Deferred gain on sale	29,122	—
Deferred retirement obligations	4,134	3,856
Obligations under capital leases	588	839
Total liabilities	282,981	95,729

Commitments and contingencies (Note 18)

Equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 and 7,377,106 shares issued and 8,325,580 and 7,361,340 shares outstanding at September 30, 2015 and September 30, 2014, respectively	8,416	7,377
Additional paid in capital	21,289	3,742
Members' equity	—	16,414
Treasury stock, at cost, 90,565 and 15,766 shares held at September 30, 2015 and September 30, 2014, respectively	(3,962)	(650)
Retained earnings	147,049	134,968
Total Alico Inc. equity	172,792	161,851
Noncontrolling interest	4,807	—
Total equity	177,599	161,851
Total liabilities and equity	$460,580	$257,580

ALICO, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except per share amounts)

	Fiscal Year Ended September 30,
	2015	2014	2013
Operating revenues:
Citrus Groves	$139,700	$62,372	$43,689
Agricultural Supply Chain Management	6,439	12,376	28,412
Improved Farmland	901	20,429	21,917
Ranch and Conservation	5,394	8,172	6,755
Other Operations	685	634	888
Total operating revenues	153,119	103,983	101,661

Operating expenses:
Citrus Groves	104,081	42,571	31,533
Agricultural Supply Chain Management	6,193	12,317	27,949
Improved Farmland	1,089	21,356	16,202
Ranch and Conservation	4,808	6,123	3,798
Other Operations	995	374	505
Total operating expenses	117,166	82,741	79,987

Gross profit	35,953	21,242	21,674
General and administrative expenses	16,894	11,328	9,739

Income from operations	19,059	9,914	11,935

Other income (expense):
Investment and interest income, net	59	131	704
Interest expense	(8,373)	(1,925)	(1,257)
Gain on sale of real estate	16,517	4,821	20,299
Gain on settlement of contingent consideration arrangement	—	6,000	—
Loss on extinguishment of debt	(1,051)	—	—
Gain on bargain purchase	1,145	—	—
Impairment on asset held for sale	(541)	—	—
Other expense, net	(177)	(19)	(6)
Total other income, net	7,579	9,008	19,740

Income before income taxes	26,638	18,922	31,675
Provision for income taxes	10,905	9,889	12,029

Net income	15,733	9,033	19,646
Net loss attributable to noncontrolling interests	31	—	—
Net income attributable to Alico, Inc. common stockholders	$15,764	$9,033	$19,646
Comprehensive income (loss) attributable to noncontrolling interests	—	—	—
Comprehensive income attributable to Alico, Inc. common stockholders	$15,764	$9,033	$19,646

Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$1.96	$1.23	$2.69
Diluted	$1.96	$1.23	$2.67
Weighted-average number of common shares outstanding:
Basic	8,056	7,336	7,313
Diluted	8,061	7,354	7,357

Cash dividends declared per common share	$0.24	$0.24	$0.36

ALICO, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended September 30,
	2015	2014	2013
Cash flows from operating activities:
Net income	$15,733	$9,033	$19,646
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,637	8,946	9,675
Gain on sale of assets	(17,139)	(4,371)	(20,894)
Gain on settlement of contingent consideration arrangement	—	(6,000)	—
Deferred income taxes	12,351	5,311	9,062
Gain on bargain purchase	(1,145)	—	—
Stock-based compensation	1,126	1,661	923
Loss on extinguishment of debt	1,051	—	—
Asset impairment	541	—	—
Other non-cash gains and losses	1,183	(135)	(78)
Changes in operating assets and liabilities:
Accounts receivable	5,468	(3,276)	(1,195)
Inventories	9,708	13,666	(2,113)
Income tax receivable	(2,088)	—	—
Other assets	(30)	621	—
Accounts payable and accrued expenses	2,029	(7,935)	(3,727)
Income tax payable	(4,572)	3,401	2,014
Other liabilities	(4,987)	7,069	113
Net cash provided by operating activities	33,866	27,991	13,426

Cash flows from investing activities:
Acquisition of citrus businesses, net of cash acquired	(282,717)	(16,517)	—
Purchases of property and equipment	(11,948)	(13,243)	(18,924)
Proceeds from disposals of property and equipment	105,363	14,479	24,381
Return on investment in Magnolia Fund	675	3,814	1,179
Cash received in common control acquisition	—	2,669	—
Other	228	(10)	35
Net cash (used in) provided by investing activities	(188,399)	(8,808)	6,671

Cash flows from financing activities:
Proceeds from term loans	195,500	—	—
Repayments on revolving line of credit	(84,333)	(1,600)	(5,661)
Borrowings on revolving line of credit	81,173	—	5,661
Repayment of term loan	(34,000)	—	—
Principal payments on term loans	(17,759)	—	—
Treasury stock purchases	(4,013)	(4,844)	(2,894)
Financing costs	(3,583)	—	—
Dividends paid	(1,879)	(3,386)	(2,048)
Capital lease payments	(233)	(426)	—
Principal payments on notes payable	—	(2,490)	(3,900)
Net cash provided by (used in) financing activities	130,873	(12,746)	(8,842)

Net (decrease) increase in cash and cash equivalents	(23,660)	6,437	11,255
Cash and cash equivalents at beginning of year	31,020	24,583	13,328

Cash and cash equivalents at end of year	$7,360	$31,020	$24,583